Exhibit 99.1

News Release

Superior Industries President and Chief Executive Officer

Don Stebbins to Retire

Timothy C. McQuay, Chairman of the Board, will assume duties of the

President and Chief Executive Officer

SOUTHFIELD, MICHIGAN – December 14, 2018 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, announced today that Don Stebbins, President and Chief Executive Officer and Member of the Board of Directors, will retire effective December 31, 2018. The Company’s Chairman, Timothy C. McQuay, will assume all duties of the President and Chief Executive Officer immediately. The Board has initiated an external search for a permanent President and Chief Executive Officer.

“Don has played an integral role in transforming Superior into a leading global manufacturer of aluminum wheels. During his tenure with Superior, Don broadened the Company’s product portfolio and capabilities, enhanced our North American footprint with the relocation of Superior’s headquarters to Michigan and the opening of a new manufacturing facility in Mexico, and most recently, spearheaded the acquisition of the Company’s European operations, which diversified our revenue profile and unlocked new growth opportunities for Superior. The Board thanks Don for his contributions over the last several years and wishes him well in the future,” said Mr. McQuay.

Until a permanent Chief Executive Officer is identified, Mr. McQuay will lead the team in the continued execution of Superior’s strategy to further position Superior for growth, accelerate the integration of best practices across the organization, and enhance the Company’s operations and financial performance. Superior’s full year 2018 financial outlook provided on November 9th remains unchanged.

Mr. McQuay brings to this role his extensive experience garnered from his seven-year tenure on Superior’s Board of Directors. He currently serves as Chairman of the Board and sits on the nominating and corporate governance committee, which he chairs. In addition, he has served on a number of public company boards over the last 20 years. Prior to joining Superior’s Board of Directors, Mr. McQuay spent his career with financial services companies, including as Managing Director at Noble Financial Capital Markets, B. Riley and Co. and A.G. Edwards. In addition, he served as a Member of the Board of Directors of Keystone Automotive Industries.

Mr. McQuay received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the University of California at Los Angeles.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Contact:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com